Exhibit 99

CDI Corp.

1st Quarter 2004 Earnings

Moderator: Vince Webb

April 22, 2004

11:00 AM EDT

OPERATOR: Good morning and welcome to the CDI Corporation 1st Quarter 2004 Earnings conference call. At this time all lines are placed on a listen-only mode and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over to your, Mr. Vince Webb. Sir, the floor is yours.

VINCE WEBB, CDI CORP.: Thank you, Wayne. Good morning and thank you for joining us today. At this point you should have received a copy of the first quarter release via fax or email. If not, please call our office at 215-636-1130 and we’ll be happy to send one to you immediately after the call. A replay of today’s call will begin one hour after we are finished and will run for one week. It can be accessed by dialing 973-341-3080 and entering the passcode 4635909. In addition, a live broadcast will also be made available on the Internet at www.cdicorp.com for the next thirty days.

On the line with us today is CDI President and Chief Executive Officer, Roger Ballou, and Chief Financial Officer, Jay Stuart. We will begin with some remarks by Roger and then the line will be opened for some questions.

Before we begin, however, we would like to point out that the cautionary language regarding forward-looking statements contained in the news release and remind everyone that that same language applies to any comments made during this morning’s conference call.

Now at this time, I turn things over to Roger Ballou. Please go ahead Roger.

ROGER BALLOU, CDI CORP.: Thank you, Vince, and thank you all for dialing in this morning. I’d like to highlight the key elements of our results for the first quarter, provide some discussion on our business segments and trends that we see developing in the marketplace and then I’ll take your questions.

Revenue and profits were essentially flat sequentially in the first quarter in line with our expectation. For the first quarter ended March 31st, 2004, the company reported net earnings of $4.9 million or 25 cents per diluted share on revenues of $256 million. Reflecting long seasonal trends, January and February were relatively slow, but revenue momentum accelerated beginning in mid-February and continued throughout March. This positive trend would have had a greater impact on our earnings but for two factors that affected our profits in the quarter.

The first factor was a substantial increase in state unemployment insurance rates, including the SUI settlement of a prior year’s dispute in excess of our reserve. The second factor is on a more positive note as we incurred start-up costs to support substantial new account wins. These expenses increased by almost $900 thousand sequentially with over 30 percent of the total a result of the prior year’s SUI settlement. The net impact of these factors was to depress earnings by about 3 cents per share. While the start-up costs had a negative impact on earnings this quarter, they’re going to provide a positive benefit to CDI beginning in the second quarter. Sequentially we incurred approximately $400 thousand in incremental start-up costs associated with new account wins. I’ll talk more about these wins in detail during the discussion of the business unit.

As you might have seen in our 10-K filing and in today’s press release, we’ve implemented a new reporting structure as a result of our integration of CDI Professional Services and CDI Engineering Solutions into CDI Business Solutions. Effective January 1st, 2004, CDI organized into four business segments: Business Solutions, AndersElite, Todays Staffing, and Management Recruiters International. AndersElite, which was formerly part of CDI Professional Services, will be its own business segment. Todays Staffing and MRI remain unchanged.

The new Business Solutions unit will operate five key verticals: CDI Aerospace, CDI Government Services, CDI Information Technology Services, CDI Life Sciences, and CDI Process & Industrial. We see this move as a key step in our evolution, no longer as a staffing company, but rather as business solutions company, one that can source talent and engineer and manage solutions and be a single source provider for our client’s needs. In 2002 we began the process of tailoring our core offerings to better service our targeted vertical markets. We exited some business and improved efficiency and financial discipline across the entire company resulting in significant expense reductions versus 2001. In the second phase we created CDI Engineering Solutions and CDI Professional Services to more logically organize our core offerings. While we achieved solid success with that reorganization, it became apparent that a further opportunity remained. We need to align our business to better meet the needs of our clients and make it easier for them to access all of our service offerings. Now our clients can purchase industry-specific services from an integrated provider the same way as they buy from consulting and other professional services firms.

Now let’s look at Q1 performance in each of the business units.

The Business Solutions segment reported slightly higher sequential sales and somewhat lower operating profits due to the aforementioned SUI expenses and start-up costs. We saw sales momentum build throughout Q1 primarily from an increase in job order flow through existing contracts. Additionally, in Q2 and throughout the balance of 2004, we’ll benefit from a series of new contracts signed during the quarter, principally in our Process & Industrial, Life Sciences, and IT Services vertical markets. These new wins, as mentioned previously, require the expenditure of start-up funds for staff and related expenses.

The AndersElite segment reported a sequential decline of 5.4 percent in revenue and $580 thousand in operating profits. These declines are seasonal. Operating profits were lower year-over-year due to accelerated hiring and training costs in this year’s first quarter. Now since this is the first quarter we’ve broken out Anders, it might be helpful to give you a brief profile of the Anders business segment. AndersElite is a leading UK firm specializing in sourcing high quality professionals from architects and surveyors to electrical and construction engineers to IP professionals. We support private and government-funded design and construction organizations throughout the United Kingdom. We believe that we have the second largest professional staffing player in the UK’s built environment, and we have an optimistic outlook for demand in this market.

MRI reported solid sequential growth trends across their revenue generating sectors: franchise sales, royalties, and mid-management temporary staffing. Franchise royalties grew sequentially, reflecting increasing placement activity in the MRI franchised network. Revenue from the sale of franchises also increased substantially on a sequential and on a year-over-year basis. An important development this quarter was our entry into the Japanese market through the signing of a master franchise agreement with Fuji Staff, a $350 million Tokyo-based staffing business. Fuji Staff is already generating revenue. We’re pleased to have Fuji Staff as a member of our worldwide franchise family. Finally, MRI saw solid sequential revenue trends in its mid-management temporary staffing areas.

Todays Staffing revenues were down sequentially by 2.4 percent, resulting in an operating profit decline of $400 thousand. This is attributable to normal seasonal patterns and some continuing softness in local accounts that occurred during the first part of the quarter. However, as we’ve seen in our other business units, Todays also has had positive momentum trends as the quarter progressed.

Now here are some other highlights in the first quarter. We ended the quarter with no bank debt and approximately $79 million in cash and short-term investments. We’re particularly pleased with the sequential improvement in our cash position as it bucks normal seasonal trends caused by first quarter payments of taxes and bonuses. Our direct margin came in at 23.9 percent, improving by 60 basis points sequentially. This is largely due to increases in permanent placement activity at Anders and MRI, which more than offset some mixed related margin softness in the Business Solutions group.

Pre-tax return on shareholders equity was down marginally on a sequential basis at 10.8 percent. As noted in the last quarter’s conference call, with over 25 percent of the shareholder base in cash, effectively earning less than 1 1/2 percent, shareholder ROE will tend to be constrained, not optimal for shareholder returns to keep excess cash on the balance sheet on a long-term basis, we will either return that excess cash to shareholders or utilize it to fund carefully targeted acquisitions. It’s probably more useful to look at return on invested capital, which stands at 14 1/2 percent in Q1. The company will also be paying a quarterly dividend of 9 cents per share to all shareholders of record as of May 5th, 2004. The dividend will be paid on May 19th, 2004.

Looking ahead, we expect our second quarter revenues to reflect the underlying sales momentum we saw in the latter part of Q1, and we would expect to see a greater than 5 percent sequential gain in revenue and a small uptick year-over-year. If this revenue momentum combined with revenue from new account wins continues throughout the year, it will hopefully translate into a 10 percent annualized revenue growth rate by Q4. Overall, we’re cautiously optimistic about the general strength of the economy. We understand that external events can quickly influence corporate hiring in the capital investment decision. We’re going to continue to focus on our vertical go to market strategy to build revenue and capture market share regardless of the environment.

With that, I’d like to take your questions. Wayne, could you please provide instructions for asking questions?

OPERATOR: Thank you, sir. The floor is now open for questions. If you have a question, please press star 1 on your touchtone telephone at this time. If at any point your question has been answered press the pound key to remove yourself from the queue. We also ask while you pose your question you please pick up your handset to provide optimum sound quality. Once again, that’s star 1 for any questions you may have.

Our first question comes from Andrew Steinerman from Bear Sterns.

ANDREW STEINERMAN, BEAR STERNS: Good morning. Could you just go over a couple of balance sheet items? What are DSOs and how do cash flows look?

ROGER BALLOU: I’ll let Jay handle that.

JAY STUART, CDI CORP.: Andrew, it’s Jay. Our cash flows looked pretty good during the quarter. Cash flow from operations were about $10.6 million.

ANDREW STEINERMAN: Okay.

JAY STUART: And after we subtract our dividend and our capital expenditures, our free cash flow was $7.4 million.

ANDREW STEINERMAN: Okay.

JAY STUART: In terms of DSOs we… we had a small improvement—about a day and a half.

ANDREW STEINERMAN: Sequentially?

JAY STUART: Sequentially.

ANDREW STEINERMAN: Okay.

JAY STUART: You know we did see a nice improvement in our quality of our AR during the quarter.

ANDREW STEINERMAN: Right, so you expect the DSO and cash flow trends to continue into the second quarter?

JAY STUART: Yes, our cash flow obviously will improve somewhat as earnings go up.

ANDREW STEINERMAN: Okay, good. Now, if you could just articulate for us a little better on the types of start-up costs that we talked about in winning substantial new business wins, because I mean is this relative to staffing assignments or is this related to more project manager work and what types of costs are there that we’re incurring now to benefit from later?

ROGER BALLOU: The expenditure there is predominantly on project type work. We had a number of very, very substantial managed staffing wins as well as a huge engineering win that will be announced in the next week or so that’s in in the quarter, and the volume there is higher… you know, the volume of spending on those kind of bids is higher because you’ve got to do… on an engineering bid, a request for proposal is dramatically more detailed and meticulous. We have to take engineers and assign them to it on a full-time basis, so it shows up as indirect expenses, where we’re taking billable engineers off working on projects and assigning them to work on the creation of the bid work, on site visits, on, you know, all that kind of work pre-winning even, and then once we win, we’ve got people assigned to start setting up locations, you know, getting incremental real estate, doing all that kind of stuff for these new accounts. And it’s predominately in the engineering field, Andrew, that it’s occurring. That’s where most of the money went.

ANDREW STEINERMAN: Right, and when you say engineering field, you mean project management, not engineering staff?

ROGER BALLOU: Yeah, Project management work as opposed to pure staffing, correct.

ANDREW STEINERMAN: Right, and could you just quantify for us, you know, when you say we had this sort of high level of start-up costs? What was the unusual high level and do we expect it to re-occur in the second quarter given the pulse of business?

JAY STUART: Well, you know…

ROGER BALLOU: Let me answer the second part first from… I would hope to hell it occurs again in the second quarter in the sense if we could win what we want in the first quarter, it’d be good news, but it was abnormal. It was about $400 thousand above what we spent in Q4, so sequentially it was about a $400 thousand lift in spending.

ANDREW STEINERMAN: Okay.

ROGER BALLOU: In the quarter.

ANDREW STEINERMAN: Okay. Thanks for the clarification. I appreciate it.

ROGER BALLOU: Okay.

OPERATOR: Our next question is coming from Jim Janesky from Ryan Beck & Company.

JIM JANESKY, RYAN BECK & CO: Yes, good morning.

ROGER BALLOU: Good morning, Jim.

JIM JANESKY: Hi. A couple of questions. When you look at the margins as we enter the second quarter, you had close to 3 percent operating margins this quarter, am I correct?

ROGER BALLOU: Yes.

JIM JANESKY: You know, MRI’s margins were very strong, you know, at pretty substantial increase sequentially. As you look at the margins as we enter the second quarter, you know, obviously understanding that they could be affected by start-up costs as you win new projects, but let’s say normalized… on a normalized basis, would you expect them to increase throughout the course of 2004?

ROGER BALLOU: Yeah, we would expect the full year margins, operating margins, to wind up in the 4 percent range, so obviously they’re going to have to run above that the next three quarters to drag this quarter’s 3 percent up to a 4 percent rate for the full year.

JIM JANESKY: Okay, 4 percent—that’s your expectation now and the ultimate will be dependent upon the mix of business, right?

ROGER BALLOU: Yes.

JIM JANESKY: Okay. The second question is Todays Staffing.

ROGER BALLOU: Yeah.

JIM JANESKY: You know, could you go into a little bit more detail? You know you said that the end of the quarter was much better than the beginning of the quarter. Obviously the margins there were very, very low. Do you think that the worst, so to speak, is behind you there? I think that you made a bit of a change there in terms of management very recently. I mean do you expect the momentum to continue on a positive basis throughout 2004?

ROGER BALLOU: We certainly would expect that now, Jim, sitting where we’re sitting. As we’ve rolled into Q2, just to give you a measure, in their business we—in the month of April—are running about 6 or 7 percent above where… we ended the first quarter about 7 or 8 percent about where we ended the first quarter at actually. So when you look at the exit rate from Q1, you know, we’ve ratcheted it up appreciably here in April, and that’s by a whole number of different causes. We’ve got some seasonal projects, but we’ve also had a number of local account wins and the lift in the rate looks pretty solid for Q2 there. We’re increasing our perm business down there as well, so we’re anticipating continuing momentum with Todays as we go forward and we think the first quarter, hopefully, should be the low point of the year.

JIM JANESKY: Okay, and then the last question is: you said that you expect sequential revenue growth in the second quarter to be above 5 percent. Am I correct in assuming, you know, what level above 5 percent that will be is going to be dependent upon—I mean we’re only 20-some days into April—so it’s going to be dependent upon the momentum of revenues as we go throughout the quarter.

ROGER BALLOU: It’s a combination of things in Q2 that are going to drive that. You’re right. An element of it is the momentum out of existing accounts. We’ve been generating growth during Q1 and beginning to roll into Q2 here, but also we’ve got all these new accounts that are coming, so some of it’s going to be contingent on the pace that these new accounts ramp up at in Q2. We’re comfortable saying north of 5, and you know, how much above that? You know, we certainly don’t think it will go 10, but it certainly can go above 5.

JIM JANESKY: Okay, great. Thanks for the clarification.

ROGER BALLOU: Okay.

OPERATOR: Our next question comes from Kelly Flynn from UBS.

ANDREW, UBS: This is Andrew for Mr. Kelly. I had a couple of questions as well. First of all, on the Anders business, I noticed that the operating margins were down slightly sequentially, but gross margins were up. You said you were accelerating some hiring and training. Could you just kind of walk us through what we should expect from margins in that business in Q2?

ROGER BALLOU: You mean the gross margins or the operating margins?

ANDREW: Both.

ROGER BALLOU: Both. I think you should see the gross margin staying in relatively the same range as we saw in Q1. I don’t think you’re going to see an appreciable movement there. At the operating margin level, you should see an improvement for sure, and I think that should move up more toward the 5 percent plus range for the rest of the year.

ANDREW: Okay, great. And then if you could kind of touch… walk us through what was the impact of the SUI settlement. Was that around $500 thousand pre-tax?

ROGER BALLOU: The SUI settlement was about 30 percent of the total, so it was a little over $270 thousand was the settlement amount.

ANDREW: Okay, and then in terms of kind of gross margins going forwards, would you expect any improvement there as you’re able to pass some of those costs down to customers through the year?

ROGER BALLOU: You mean at the overall blended gross margin level you’re looking at now?

ANDREW: That’s right.

ROGER BALLOU: We would hope to see them go up a little bit as the year goes on as we ramp up some of the new project work as some of things we’re going to grow our firm ratchet up, etcetera, but I wouldn’t think they’re going to move up appreciably at the gross margin level during this year. We’re, you know, as you say, we’re trying to pass on some of the things. We’re doing a number of other initiatives as well, but I wouldn’t expect it to go up appreciably above the rates we’re at.

ANDREW: Okay, and then if you could perhaps just kind of walk us through the approximate sizes for the… you mentioned you have five key verticals within your Business Solutions business. If you could perhaps give us a kind of sense roughly of the size and kind of the trends that you’re seeing in each of those, and perhaps, you know, as you mentioned, you’d won some new contracts in some of those businesses, if you could perhaps mention those contracts and approximately the size of the win, that’d be great.

ROGER BALLOU: You know we’re not going to break out the unit by unit sizes of the verticals on an ongoing basis, but you know what I would do is give you the rank order scale of them for a minute so that can kind of look of them.

ANDREW: That’s great.

ROGER BALLOU: The largest one is our IT business—IT Services segment. It’s… close behind that is our P&I business, Process & Industrial. Third is the Aerospace business, then the Government Services, and then Life Sciences in terms of scale. The trends in those are that we are having solid growth, as we saw during last year in our IT business. We’re seeing, you know, continuing nice momentum in the IT business. We have seen wonderful new win activity in our P&I segment. You should expect to hear shortly about a major new win in that area, and that win is, you know, tens of millions per annum. We’ve had a couple of good wins in the… well, actually a couple other good wins in that space as well, but that’s the one we’re getting the most momentum in terms of new account wins in. We have had several small Life Sciences wins, and we’ve had several small wins in the aero area as well, so we’re seeing good activity across the board in terms of those areas, and as I said, IT Services, you know, this quarter continuing the trends we saw during most of last year where we’ve got a nice uptick. Q1 over Q4 probably in IT Services is up 4 percent or something like 5 percent almost.

ANDREW: Okay, that’s great, and when we look at kind of the sequential trend, I think revenue was about flat for the segment sequentially…

ROGER BALLOU: Yeah.

ANDREW: You’ve mentioned kind of that you’ve got some new wins coming on. Was it the old telecom segment where you’ve seen the declines or?

ROGER BALLOU: Well, not sequentially in the sense that, you know, the… believe it or not, the telecom segment we’ve seen some nice stuff going on. If you remember, in the Q4 we talked about the fact that we’ve had a major project cancellation in our Life Sciences area. You know that area… aero is the area we’ve had the substantial shrink… I’m sorry, the Life Sciences area is the area we’ve had substantial shrinkage from last year, and it’s at a very low level compared to where we’d like it to be right now. That’s the one that’s had the most shrinkage.

ANDREW: Okay. Thanks.

ROGER BALLOU: You’re welcome.

OPERATOR: Our next question comes from Jeff Silber.

JEFF SILBER, HARRIS NESBITT: Good morning. I was wondering if I could get a little bit more clarification on your second quarter guidance and maybe we’ll start off at the top line. You say you’re looking for, you know, hopefully at least 5 percent sequential revenue growth. Can we kind of rank order the different divisions in terms of where you think you might get higher than 5 percent and you know, where you think you might get either 5 percent or lower?

ROGER BALLOU: Yeah, I mean what I’d say is we should see 5 percent plus in Business Solutions, 5 percent plus in Anders, 5 percent plus at Todays, and probably a little lower than that at MRI.

JEFF SILBER: And any specific reason why MRI’s lower?

ROGER BALLOU: It has to do with the timing of training classes. You know, when we do franchise sales activity there, it’s lumpy, meaning that we run a training class or two in some quarters. Other quarters we run none. Q1 we had two training classes. Q2 we’re anticipating one training class. That’s a swing factor of some substance in a quarter. You know, it’s those kind of things that cause swing factors on a fairly small revenue based business, but there’s nothing… we think royalties will continue to rise. We think the interim staffing business will continue to grow. We’ve just got one less training class in Q2 than we had in Q1 on that side, so I think you should see everything north of 5 with the exception of MRI, and, you know, round numbers we’re looking at 270 plus on the quarter being clear with everyone.

JEFF SILBER: Okay, great. That’s helpful.

ROGER BALLOU: Okay.

JEFF SILBER: If we can kind of move to the margin side, you were kind enough to give kind of your margin anticipation both on the gross line and the operating line for Anders. Can you give us some color… what you’re expecting in the other three divisions as well?

ROGER BALLOU: Well, in the MRI business, what I’d anticipate is that the… you’ll see some fluctuation quarter-to-quarter based on whether we’ve got two or one training class, things like that. I mean in our franchise business on the sales side, we have, you know, 45 – 50 percent contribution margin on sales. On the royalty side we have a very solid contribution margin. In the interim staffing business it’s lower, so you know, you’ve got three moving parts kind of going through there, but I think on the full year it should stay pretty consistent with where it was in Q1. In the Todays business, I think you should see it stay relatively consistent with where it was in Q1 at the gross margin level. You should see higher operating margins. On Anders I already talked to, and on Business Solutions you see a lift in operating margins, and the blend of margins will probably go up just a little bit during the year at the gross margin level.

JEFF SILBER: Okay, great. And then just focusing on the second quarter, I know you don’t usually like to give earnings guidance, but if I add back the 3 cents in the extra SUI settlement in the first quarter, so that’ll take us to 25 to 28 cents, and I’m looking for 5 percent of so sequential revenue increase, should we be looking for something higher percentage-wise in terms of sequential earnings increase?

ROGER BALLOU: Higher than what?

JEFF SILBER: Higher than the 5 percent revenue growth.

ROGER BALLOU: Yeah, certainly should.

JEFF SILBER: Can you kind of quantify what you think you might be able to get, what kind of a range?

ROGER BALLOU: Again, we don’t give earnings guidance, but we consistently said that we expect to have solid variable contributions on our increment. You know, we talked that it would be north of 10 percent variable contribution certainly, so you should anticipate seeing that in Q2, so if the top line goes up $15 million, that should contribute to north of a $2 million margin enhancement there, so, you know, I think you should see very, very solid pre-tax earnings growth.

JEFF SILBER: Okay, that’s very helpful. Thanks a lot.

OPERATOR: Once again, if you have a question, please press star 1 on your touchtone phone at this time.

Our next question is a follow-up question coming from Kelly Flynn from UBS.

ANDREW: Hi guys. Sorry, I just had one other. If you could just kind of give us the impact of FX on Anders in the quarter?

ROGER BALLOU: Jay, versus what?

JAY STUART: Versus what?

ANDREW: The prior year, if possible.

ROGER BALLOU: Versus Q1?

ANDREW: Yup.

JAY STUART: In terms of the bottom line, it’s not going be… it was not significant. The delta for the year-over-year is only going to be a small number on the bottom line. On, you know, revenue and expenses, we’re looking at year-over-year, the impact is in the range of about 6 percent from FX.

ANDREW: Okay. That was a positive impact on revenue of about 6 percent, but… neutral on the bottom line?

JAY STUART: On expenses and on the bottom, you know, it’s not that material of a number.

ANDREW: Great, thank you.

OPERATOR: Once again, as a final reminder, please press star 1 for any questions you have. I’m showing no further questions. I’d like to turn the floor back over to Roger for any closing comments.

ROGER BALLOU: Great. Thank you all for joining us today, and I’d like to say we remain committed to our 2004 goal of not only continuing to grow profits, but to also organically grow revenue by 5 percent year-over-year on a full year basis. I believe we’re on track to meet this goal as we execute our vertical go-to-market strategy, enjoy momentum from an improving economy. Thank you for your continuing interest in CDI and look forward to talking to you further. Bye now.

OPERATOR: Thank you for joining today’s CDI Corporation teleconference. You may disconnect your lines and have a great day.

END